UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 1, 2025 (June 27, 2025)

Kirkland's, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	000-49885	62-1287151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5310 Maryland Way, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	615-872-4800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KIRK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2025, Kirkland’s, Inc. (the “Company”) announced that Andrea K. Courtois will join as Senior Vice President and Chief Financial Officer effective July 21, 2025, succeeding W. Michael Madden, Executive Vice President and Chief Financial Officer, who is resigning as Executive Vice President and Chief Financial Officer of the Company effective July 21, 2025. Mr. Madden will stay on as an employee during a transition period from July 21, 2025 through August 15, 2025. Mr. Madden will receive severance at his current annual base salary of $400,000 through December 31, 2025. Mr. Madden’s departure is not related to the operations, policies or practices of the Company or any issues regarding the Company’s financial statements or accounting policies or practices. There were no disagreements between Mr. Madden and the Company.

Ms. Courtois brings over two decades of financial expertise and is a seasoned leader in specialty retail with specifically targeted expertise in strategic financial planning & analysis and a deep understanding of asset and inventory management across prominent brands. She most recently served as Vice President of Financial Planning & Analysis at Francesca’s since May 2023, Associate Vice President Brand Finance for Ann Taylor from January 2022 until April 2023, Manager Planning & Analysis Home Lending Production for Chase from October 2020 until December 2021 and Director of Financial Planning & Analysis from September 2018 until October 2020 and Manager of Financial Planning & Analysis from March 2016 until September 2018 at La Senza.

Ms. Courtois will receive the following compensation and benefits: (a) annual base salary of no less than $325,000, subject to periodic review and adjustment in the discretion of the Compensation Committee of the Board (the “Compensation Committee”); (b) participation in any annual bonus plans maintained by the Company for its senior executives, with a target amount for such bonus to be 60% of Ms. Courtois’s base salary and the actual bonus payable with respect to a particular year to be determined by the Compensation Committee, based on the achievement of corporate and individual performance objectives established by the Compensation Committee; (c) participation in the Company’s long term incentive compensation program at a level of 60% of her base salary; (d) 90 day of temporary living accommodations; (e) reimbursement of up to $30,000 for expenses associated with relocation including closing costs and moving expenses; (f) a relocation bonus of $35,000 payable upon hire; and (g) participation in all employee benefit plans or programs for which any member of the Company’s senior management is eligible under any existing or future Company plan or program.

There is no arrangement or understanding between Ms. Courtois and any other person pursuant to which Ms. Courtois was selected as an officer.  Ms. Courtois is not a party to any transaction with any related person required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The preceding description of the Separation Agreement is a summary of its material terms, does not purport to be complete, and is qualified in their entirety by reference to the Separation Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On July 1, 2025, the Company issued a press release announcing the appointment of Ms. Courtois and the departure of Mr. Madden, a copy of which is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Separation Agreement, effective June 27, 2025, by and between W. Michael Madden and Kirkland’s, Inc.

99.1	Press Release dated July 1, 2025 announcing the Strategic Leadership Appointments.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland's, Inc.

July 1, 2025	By:	/s/ Michael W. Sheridan
Name: Michael W. Sheridan
Title: Senior Vice President and General Counsel